Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-97061 and No. 333-117798 and No. 333-136328) pertaining to the 2002 Equity Incentive Plan, 2002 Employee Stock Purchase Plan and 2002 Non-Employee Directors’ Stock Option Plan of our reports dated March 1, 2007, with respect to the consolidated financial statements and schedule of LeapFrog Enterprises, Inc., LeapFrog Enterprises, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of LeapFrog Enterprises, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

San Francisco, California

March 1, 2007